Exhibit 5.1

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Conner & Winters, LLP
4000 One Williams Center
Tulsa, Oklahoma 74172-00148
918-586-5711

March 14, 2007

ADDvantage Technologies Group, Inc.
1221 E Houston
Broken Arrow, OK 74012

Re: ADDvantage Technologies Group, Inc.
Form S-3 Registration Statement

Ladies and Gentlemen:

    We have acted as counsel to ADDvantage Technologies Group, Inc., an Oklahoma corporation (the "Company"), in connection with the preparation and filing of a registration statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the proposed reoffer and resale from time to time by certain selling shareholders (as described in the Registration Statement) of up to 200,000 shares of the Company's common stock, par value $.01 per share ("Common Stock"), including 87,210 shares that were issued to the selling shareholders pursuant to the terms the asset purchase agreement by and between the Company and Broadband Remarketing International, LLC ("BRI") dated June 22, 2006 (the "Purchase Agreement") and up to 112,790 shares (the "Earnout Shares") that, until September 30, 2008, may be issued to the selling shareholders pursuant to an earnout agreement between the Company and BRI (the "Earnout Agreement"). The Common Stock will be sold or delivered from time to time as set forth in the Registration Statement, the applicable prospectus contained therein (the "Prospectus") and any supplements to the Prospectus.

    In reaching the conclusions expressed in this opinion, we have (a) examined the Registration Statement and such corporate records, certificates of officers, other documents, and questions of law as we have considered necessary or appropriate, (b) relied upon the accuracy of facts and information set forth in all such documents, and (c) assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals from which all such copies were made.

    Based on the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that the 87,210 shares issued pursuant to the Purchase Agreement and which are covered by the Registration Statement are duly authorized, validly issued, fully paid, and non-assessable shares of Common Stock and, when issued pursuant to the Earnout Agreement, the Earnout Shares will be duly authorized, validly issued, fully paid and non-assessable.

    Our opinions expressed above are limited to the laws of the State of Oklahoma and the federal law of the United States of America, and we do not express any opinion herein concerning the laws of any other jurisdiction.

    We hereby consent to the reference to our firm under the heading "Legal Opinion" in the Prospectus and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

CONNER & WINTERS, LLP

/s/ Conner & Winters